Exhibit 99.1 NEWS RELEASE

Catalyst Biosciences to Focus Resources on Clinical Hemostasis Programs

— Company to Focus on Improved Factor VIIa and IX Programs to Provide Prophylactic Subcutaneous Therapy to Hemophilia Patients —

— Reduction in Workforce will Reallocate Financial Resources from Research Programs and Associated Personnel to Development Stage Programs —

SOUTH SAN FRANCISCO, Calif. – September 7, 2016 –Catalyst Biosciences, Inc. (NASDAQ: CBIO), a clinical-stage biopharmaceutical company focused on developing novel medicines to address hematology indications, today announced that it has implemented a corporate realignment of the Company’s workforce, resulting in a reduction in staff of 10 employees, or approximately 50 percent. The Company is reallocating its financial resources to its hemostasis programs to focus primarily on CB 813d, a next-generation Factor VIIa for the potential treatment of Hemophilia Inhibitor patients and CB 2679d, a next-generation Factor IX for the potential treatment of hemophilia B, both of which are expected to start clinical trials in 2017.

Catalyst’s anti-complement research programs will be reduced and all related research activities will be discontinued. The Company will incur a one-time charge in the third quarter of approximately $1.1 million related to the reduction, including severance, benefits and related costs.

“This decision enables us to direct our resources toward our most promising development opportunities, including our next-generation Factor IX, CB 2679d, which we are developing for patients with hemophilia B and CB 813d for hemophilia patients with inhibitors,” said Nassim Usman, Ph.D., President and Chief Executive Officer of Catalyst. “We are deeply grateful for the extensive contributions of our colleagues who are impacted by this realignment.”

“We have been actively building our development capabilities over the last year with the addition of Andrew Hetherington as VP Manufacturing Operations, Dr. Howard Levy as Chief Medical Officer and Jeff Landau as VP Business Development. Catalyst is now positioned as a development-focused organization with expertise in protein and peptide manufacturing, hematology and cardiovascular medicine and commercial and in-licensing business development.”

The Company intends to continue to explore licensing opportunities for its anti-complement programs in Delayed Graft Function and Dry Age-Related Macular Degeneration.

About Hemophilia and Factor Replacement Therapy

Hemophilia, for which there is no cure, is a rare but serious bleeding disorder that results from a genetic or an acquired deficiency of a protein required for normal blood coagulation. There are two major types of hemophilia, A and B, that are caused by alterations in Factor VIII or Factor IX genes, respectively, with a corresponding deficiency in the affected proteins. The prevalence of hemophilia A and B in the United States is estimated to be around 20,000 people,

Exhibit 99.1 NEWS RELEASE

with more than 400,000 cases worldwide. Hemophilia patients suffer from spontaneous bleeding episodes as well as substantially prolonged bleeding times upon injury. In cases of severe hemophilia, spontaneous bleeding into muscles or joints is frequent and often results in permanent, disabling joint damage and can become life threatening. Treatment usually involves management of acute bleeding episodes or prophylactic treatment through factor replacement therapy by infusion of patients’ missing Factor VIII or IX. With the frequent infusion schedule of current therapies, adherence is difficult. In addition, convenient access to peripheral veins is often a problem, and many children require use of central venous access devices, with the concomitant risks of infection and thrombosis.

About Factor VIIa

CB 813d is a next-generation Factor VIIa that successfully completed a Phase 1 clinical trial in severe hemophilia A and B with and without inhibitors. CB 813d is initially being developed for the on-demand and prophylactic treatment of severe hemophilia A and B patients with inhibitors. CB 813d was designed to combine higher clot-generating activity at the site of bleeding and improved duration of action.

About Factor IX

CB 2679d/ISU 304 is a next-generation coagulation Factor IX variant that is in advanced preclinical development. CB 2679d has exhibited enhanced procoagulant activity, improved efficacy in inhibiting blood loss, and prolonged duration of action in bleeding and non-bleeding preclinical models compared to other Factor IX products on the market and in development. Based on these findings, Catalyst believes that CB 2679d may represent a novel second-generation FIX variant. Catalyst has a collaboration with ISU Abxis to advance the development of CB 2679d through a Phase 1/2 proof-of-concept study in hemophilia B patients. After Phase 1, ISU Abxis retains exclusive commercial rights in South Korea while Catalyst retains full development and commercial rights for CB 2679d outside of South Korea.

About Catalyst

Catalyst is a clinical-stage biopharmaceutical company focused on developing novel medicines to address hematology indications. Catalyst is focused on the field of hemostasis, including the treatment of hemophilia and surgical bleeding. Catalyst’s most advanced program is an improved next-generation coagulation Factor VIIa variant, CB 813d (marzeptacog alfa), which has successfully completed a Phase 1 clinical trial in severe hemophilia A and B patients. Catalyst has a next-generation Factor IX variant, CB 2679d/ISU 304, that is in advanced preclinical development. For more information, please visit www.catalystbiociences.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statement of historical facts, included in this press release regarding the Company’s anticipated use of financial resources and the impact of the reduction in workforce on its financial results, the Company’s product development plans for CB 2679d and CB 813d and other products, including plans for and timing of clinical trials, the potential uses of the Company’s product candidates to treat hemophilia and surgical bleeding and the Company’s intent to explore licensing opportunities for its anti-complement programs are forward-looking statements. Actual results or events could differ materially from the plans,

Exhibit 99.1 NEWS RELEASE

intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including, but not limited to, the risk that trials and studies may be delayed and may not have satisfactory outcomes, potential adverse effects arising from the testing or use of the Company’s products, the risk that costs required to develop or manufacture the Company’s products or in connection with the reduction in workforce will be higher than anticipated, risks related to the Company’s ability to protect or enforce intellectual property rights related to its product candidates, competition and other factors that affect the Company’s ability to establish collaborations on commercially reasonable terms and the Company’s ability to successfully develop and commercialize its product candidates. Other risks and uncertainties related to the Company’s business are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. The Company does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts:

Investors:	Media:

Fletcher Payne, CFO	Denise Powell

Catalyst Biosciences, Inc.	Red House Consulting, LLC

1.650.871.0761	1.510.703.9491

investors@catbio.com	denise@redhousecomms.com

Source: Catalyst Biosciences, Inc.